PRESTIGA FUND, LLC
                            4 Pheasant Hill Street
                                 P. O. Box 409
                            Westwood, MA 02090-0409

            PRINCIPAL SELLING AGENT AND ON GOING SERVICES AGREEMENT


                                                October 4, 2004

Board of Directors
MHA Financial Corp
4 Pheasant Hill Street
P. O. Box 409
Westwood, MA 02090-0409

Dear Board of Directors:

      Prestiga Fund, LLC, a Delaware limited liability company formed on October 4, 2004 (the "Issuer" or the "Company"), operates under a LLC Operating Agreement dated October 4, 2004 (the "LLC Operating Agreement") to engage in the speculative trading of futures, options on futures and other related securities and commodities. Although the LLC Operating Agreement provides that the business of the Issuer may be conducted by either Prestiga Capital Management, Inc., a Delaware corporation, (the "Corporate Managing Member") or any other Managing Member, MHA Financial Corp ("MHA" or "Principal Selling Agent") is to deal only with the Corporate Managing Member.

      To raise money for its business purposes, the Issuer intends to file a United States Securities and Exchange Commission (the "SEC") Form S-1 (the "Form S-1") in substantially the form submitted to you today with the SEC, the National Association of Securities Dealers, Inc. (the "NASD"), the National Futures Association (the "NFA"), various State security regulators and any other appropriate regulatory agencies to permit the sale to the public of its units of membership interest (the "Units") pursuant to the terms of an offering document (the "Prospectus") to be included within the Form S-1.

      You have represented to us that you are a Broker/Dealer member of the NASD and that you are willing to serve as the principal selling agent to offer and sell Units and to recruit other NASD member Broker/Dealers ("Additional Selling Agents") to offer and sell Units subject to the entry of this Agreement.

      The Issuer, through its Corporate Managing Member, hereby offers to MHA the opportunity to serve as the Principal Selling Agent to offer and sell Units in the Issuer to qualified members of the public and, with the approval of the Corporate Managing Member on behalf of the Issuer, to appoint Additional Selling Agents to make offers and sales of Units upon the terms and conditions provided in this Agreement.

The Issuer and MHA, in consideration of the mutual agreements and terms contained in this agreement, intending to be legally bound hereby, agree as follows:

The Issuer will offer to sell a minimum of nine hundred thousand dollars ($900,000) in value of Units consisting of nine hundred (900) Units pursuant to the terms of the Prospectus at one thousand dollars ($1,000) per Unit (the "Minimum").

Upon the sale of the Minimum, the Corporate Managing Member will cause the Issuer to hold its initial closing and begin the speculative trading of futures, options, and other securities and commodities as described in the Prospectus. No remuneration, including continuing service fees and expenses will be paid to you or any Additional Selling Agent for the sale of Units prior to the commencement of business. Should the Minimum not be sold for any reason, including the decision by the Issuer, in the sole judgment of its Corporate Managing Member, to terminate the offering, the gross sales proceeds plus interest will be returned directly from the depository by the Bank to the investor who made the deposit and no further obligation to issue Units to the investor or pay any remuneration to you will exist between the Issuer, and Selling Agent or the investor regarding the offer and sale that was returned.

Once the Minimum is sold, trading will commence and Units will continue to be offered for sale at the Net Asset Value at the end of each month until either a maximum of one hundred thousand (100,000) Units or one hundred million dollars ($100,000,000) in value of Units is sold pursuant to the terms described in the Prospectus or the offer is terminated by the Issuer in the sole judgment of the Corporate Managing Member.

Units may be sold only to persons with a net worth of $150,000 or more or having net worth of $45,000 and annual income of $45,000 or such higher suitability requirements imposed by the state of their residence.

Principal Selling Agent will submit the states in which it is registered to the Corporate Managing Member together with the names of the MHA Registered Representatives that are registered in each of those states MHA intends to authorize to make offers of Units. The Corporate Managing Member will advise MHA the states and the MHA Registered Representatives who have been authorized by the Corporate Managing Member to make offers and sales of Units. MHA will confirm the grant of authority in writing to the Corporate Managing Member.

      Commencing twenty (20) days from today and upon request by the Corporate Managing Member from time to time thereafter, MHA will submit an estimate of the number of Units MHA believes it and all Additional Selling Agents will sell, identified by broker/dealer, registered representative and the number of Units per state for each broker/dealer and registered representative for the projected sales. Upon approval of the estimate, the Corporate Managing Member will use its best efforts to cause the Issuer to qualify the Units for sale in the states identified and selected by MHA.
The Issuer shall have the sole authority and judgment to select the states and the dollar amount of Units qualified for sale in each state. Subject to the prior written agreement of MHA and the Issuer, this Agreement will be amended, from time to time, by attachment of an Exhibit A that will identify the broker dealer, registered representative, states, the value of Units qualified, authorized by MHA and the Issuer to make offers of Units for sale.

Words with the initial letters capitalized have the meanings set forth in this Agreement or in the Form S-1. In the event of any conflict in the terms of this Agreement and the Forms S-1, the Form S-1 will control.

       As a condition of the initial offering and each subsequent offering, the Issuer will deliver the following: (i) a draft of the Form S-1, any revisions, and post effective amendments for your review and comment, (ii) opinion of legal counsel to the Issuer that the Company has been duly formed pursuant to Delaware law and the Units are qualified to be issued pursuant to Delaware law and, once issued, will represent valid interests in the Company;
(iii) the opinion of securities counsel to the Issuer that the offering of the Units, subject to the offers and sales having been made pursuant to the terms of the Prospectus as accepted for filing by the SEC and the NFA and all other regulatory agencies and this Agreement are in compliance with the registration provisions of the Securities Act of 1933, as amended (the "33Act"); (iv) the Form S-1 and all amendments shall be filed as required pursuant to the Commodity Exchange Act (the "CEAct"); and (v) a Blue Sky Memorandum to identify the states which the Issuer has selected to permit the offering of Units to be made and describe the filing of the registration documents and amount of Units to be offered in those states. Note: The Issuer's law firm will be licensed to practice law before Federal agencies and one or more of the 50 states and the Blue Sky Memorandum will be in the form customarily accepted by Issuers and NASD Broker/Dealers but will not contain any opinions of counsel from any state, only a summary, of the compliance with the various state securities laws.
SECTION 1.  Appointment of Principal Selling Agent.

(a) The Issuer, subject to your written acceptance of the terms of this Agreement, hereby appoints your firm a non-exclusive Principal Selling Agent to solicit subscribers, on a best efforts basis, for the purchase of Units. You must be continuously registered with the SEC and be a member in good standing of the NASD. You will cause your firm and all of the registered representatives of your firm who make offers of Units to the public to be licensed, during the term of this offering, to sell securities by the NASD and by the states in which they make offers and sales of the Units.

(b) The Issuer hereby gives you, as Principal Selling Agent, the right to solicit subscriptions of the Units only in states where you have registered as a broker-dealer, the registered representative is registered to sell securities and the offering and the securities have been qualified by the Issuer for sale under such states' securities laws (the "Blue Sky Laws") and included in the Blue Sky Memorandum delivered to you. Such subscriptions shall be evidenced by execution by the prospective investor of the Subscription Documents defined in the Prospectus. It is understood that no sale shall be effective unless and until the subscription is accepted by the Issuer and the Minimum is sold. The Issuer reserves the right, in its sole discretion, to refuse to sell Units to any person, at any time, for any reason, without liability to that person or to your firm or to any of your registered representatives for any remuneration or reimbursement of expenses.

(c) Nothing in this Agreement shall prevent you from acting as a selling agent or underwriter for the securities or units or other forms of investments of other issuers, including competitors with the Issuer, which you may offer and sell contemporaneously with the offer and sale of Units in the Issuer pursuant to the terms of this Agreement.

(d) The Purchase Price and terms of payment are set forth in this Agreement and will be explained in the Form S-1. There will be no other payments of commissions, fees or reimbursement of expenses than those described in the Form S-1.

(e) The minimum purchase per investor shall be twenty-five (25) Units for a subscription price of $25,000 subject to the right of the Issuer to sell less than twenty-five (25) Units to an investor but in no event less than five (5) Units to an investor.

(f) No offers or sales will be made pursuant to this Agreement until you have received clearance from issuer's counsel of the Prospectus, as amended, from time to time, and for the states to be selected by the Issuer and your firm supplies evidence satisfactory to the Issuer that your firm and your registered representatives are qualified to make offers and sales in the states where offers will be made.

Originals of all subscription documents together with the check for the proceeds payable to "EBank for the acct. of Prestiga" shall be transmitted by the subscriber to you for transmission directly to EBank, _________________________ by noon of the next business day after receipt by you with a copy of the check and all subscription documents to the Corporate Managing Member, 4 Pheasant Hill Street, P. O. Box 409, Westwood, MA 02090-0409.

(g) . All checks representing said Purchase Price shall be deposited and disbursed as described in the Prospectus.
SECTION 2.  The Issuer represents and warrants that:

(a) All action required to be taken by the Issuer as a condition of the offer of the Units to qualified purchasers has been, or will be, taken prior to release of authority to you to offer and sell Units; and, delivery will be made to the purchasers of Units of an undivided interest in the Issuer as provided in the Prospectus, together with all reports detailed in the Prospectus and required by law and such other documents as reasonably may be required and such purchasers will become holders of the Units offered and sold by you and entitled to all the benefits provided by the Issuer formation documents and by the laws of Delaware;

(b) The Issuer is a limited liability company duly and validly organized and existing under the laws of Delaware and will take those actions necessary to continue to have full power and authority to conduct the business in which it intends to engage, and will remain qualified to transact business under the laws of all jurisdictions in which such qualification is necessary or advisable to enable it to engage in such business pursuant to the terms of the LLC Operating Agreement;

(c) The Corporate Managing Member of the Issuer is duly and validly organized, validly existing and in good standing under the laws of Delaware and all managing members of the Issuer are members of the NFA and otherwise fully qualified as commodity pool operators under the CEAct and the Issuer will continue to have full power and authority to conduct the business in which it intends to engage, and will remain qualified to transact business under the laws of all jurisdictions in which such qualification is necessary or advisable to enable it to engage in such business pursuant to the terms of the LLC Operating Agreement;

(d) This Agreement has been duly authorized, executed and delivered by the Corporate Managing Member on behalf of the Issuer and represents a legal, valid and binding agreement of the Issuer enforceable in accordance with its terms, subject, as to enforcement, to the availability of equitable remedies and limitations imposed by bankruptcy, insolvency, reorganization and other similar laws and related court decisions relating to or affecting creditors' rights generally;

(e) Upon the execution of a Power of Attorney or the LLC Operating Agreement by each Subscriber or his or her attorney-in-fact, and the execution and delivery by the Subscribers of the Subscription Documents and such additional documents as may be required, upon acceptance by the Corporate Managing Member on behalf of the Issuer, the Subscriber shall (at such time as a Closing is held) become a Member of the Company entitled to all the benefits of Members under the LLC Operating Agreement and all applicable laws;

(f) The information set forth in the Form S-1 with respect to the Issuer, and its affiliates, and other matters within the scope of the Issuer's knowledge are accurate and complete and in full compliance with the standards imposed by Section 17(a) and other applicable provisions of the 33Act, particularly, neither the Prospectus, any amendment or supplement will, at any time during the Offering Period, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(g) The execution, delivery, acceptance of the obligations, and the consummation of the transactions contemplated by any agreement to which the Issuer is a party, will not constitute a breach of, or default under, any instrument by which the Issuer is bound, or any order, rule or regulation (applicable to it) issued by any court or governmental body or administrative agency having jurisdiction over it;

(h) The Issuer acknowledges that the MHA customer lists, including those customers it refers to become Members in the Company, are proprietary data belonging to MHA. Except as required by law and attendant to the permissible transfer of continuing service fees specifically provided in this agreement, neither the Issuer, nor any of its Affiliates, will disseminate or disclose any names of customers referred to it by MHA to any third party;

(i) The accountants who certified the Financial Statements of the Issuer, the Corporate Managing Member and any other managing members are, and will continue to be, independent from the Issuer and its Affiliates as required by the 33Act, SEC regulations and the various applicable Blue Sky laws;

(j) The Issuer will cooperate with you to qualify the Units for offer and sale under the applicable Federal securities laws and State Blue Sky laws of such jurisdictions as you and the Issuer may designate; provided, however, the Issuer and its Affiliates shall not be obligated to qualify as a broker/dealer in securities in any jurisdiction;

(k) If any event relating to or affecting the Issuer shall occur during the Offering Period which requires, in the opinion of legal counsel to the Issuer, the Form S-1 or Prospectus to be amended or supplement the registration documents, the Issuer shall forthwith notify you and prepare and furnish to Issuer's counsel such information and materials as is necessary for its counsel to prepare an amendment or amendments to, or a supplement or supplements to, the registration documents which will so amend or supplement the applicable documents or, in the alternative, suspend all offer and sales of Units; and

(l) Issuer shall furnish copies of the Prospectus and any such amendments in sufficient quantity for you to deliver such Prospectus, amendment or supplement (i) to all offerors then being or thereafter solicited by you, and (ii) to each person who has subscribed for Units prior to his receipt of such amendment or supplement but after the event or before acceptance of the subscription by the Issuer; obtaining from the latter a confirmation of his subscription as a condition to the acceptance thereof by the Issuer. For purposes of this subsection, the Issuer will furnish such additional information as you may, from time to time, reasonably request.

SECTION  3.  You represent and warrant that:

(a) You are a corporation, duly organized, validity existing, and in good standing under the laws of Massachusetts and duly qualified to do business in all jurisdictions where you are required to qualify and otherwise have all requisite power and authority to enter into this Agreement and to carry out the obligations hereunder;

(b) You are a duly registered broker-dealer under Section 15 of the 33Act, as amended, and under the state securities laws in which you will make offers and are otherwise required to be registered to carry out your obligations hereunder, and you will take all steps required to remain in good standing under all such laws and you are, and will remain, a member in good standing of the NASD;

(c) You will cooperate with the Issuer to ensure that the offer and sale of Units complies with the requirements of the Federal securities laws and Blue Sky Laws of the jurisdictions in which Units are offered, and you will not make an Offer or sale of Units in any jurisdiction in which such Offer or sale would be unlawful;

(d) You agree to use your best efforts to sell Units and cause them to be sold in a manner consistent with the terms of this Agreement, the Form S-1 and Prospectus and the rules and regulations of the SEC, NASD, CFTC, NFA and all applicable state laws, regulations and rules;

(e) You will not make an Offer or sale of Units on the basis of any communications or documents relating to the Issuer or the Units except for
(i) the Prospectus, including all exhibits thereto, (ii) copies of the Subscription Agreement in the form attached to the Prospectus (iii) other information provided by the Issuer at the request of an investor, or (iv) other documents prepared by the Issuer (and reasonably satisfactory to you) and delivered to you for use in making an Offer and sale of Units;

(f) You will periodically report to the Issuer the status of the offering conducted pursuant to this Agreement;

(g) You will comply with the applicable "know your customer" rules of the NASD and will obtain a fully completed Subscription Agreement from each purchaser to whom Units are sold;

(h) You will deliver a Prospectus to all prospective purchasers and obtain a written acknowledgement of such delivery and otherwise comply with all disclosures required by law;

(i) You will cause all subscription checks to be made payable to "EBank for the acct. of Prestega" and by noon of the next business day, you will transmit said checks and the originals of all subscription documents to EBank. In the event you receive a check which is not payable as provided in the Prospectus, you shall promptly return such check directly to the subscriber not later than noon of the next business day following its receipt;

(j) Upon notice from any source that the Prospectus has become materially deficient, you will provide immediate notice to the Issuer and suspend sales until such time as the Prospectus is appropriately amended and you will deliver the amended Prospectus to all prospective purchasers and to purchasers who acquired Units prior to the date you suspended sales and you will take all actions required or deemed by the Issuer as appropriate to properly resume sales;

(k)      Pursuant to this Agreement, you will

(i) Not permit any offer for sale or sell any of the Units in any state where the Units have not been registered;

(ii) Use your best efforts to insure that you comply with the 33Act and the CEAct, as amended, all applicable state securities laws, the terms of this Agreement, and the terms of the Registration Statement and Prospectus;

(iii) Not have any direct interest in the Issuer or remuneration which is not disclosed in the Prospectus; and

(iv) Promptly pay your registered representatives their contractual share of the ongoing compensation and other remuneration, if any, for the Units they sell.

(k) You have conducted your own independent due diligence inquiry and have concluded that all material facts and risks are adequately and accurately disclosed in the Prospectus;

(l) You will require all supervisors and registered representatives to read and thoroughly understand the Prospectus before any sales efforts commence;

(m) Prior to executing a subscription in the Units, you will inform the prospective purchaser or cause him to be informed by an investor representative, of all pertinent facts and risks relating to the non-liquidity and other characteristics of the Units; and

(n)      Your representations, warranties and covenants contained in this
Section 3 will continue in effect throughout and will survive the Offering Period and termination of this Agreement.

SECTION 4.  Deposit of Funds, On Going Service, and Compensation.

(a) After the sale, acceptance by the Issuer, and the Initial Closing of the Minimum, the Issuer, subject to the continuation of the exception granted by the staff of the NASD to Rule 2810, will authorize and pay MHA a continuing service fee of four percent (4%) per year of the Net Asset Value of each Unit, payable monthly, on Units sold and serviced by registered representatives or associated persons registered with your firm for so long as said Units remain invested in the Issuer and your firm is qualified to receive such payments. Should the NASD revoke the exception to Rule 2810 in regard to Fund Units, no continuing service fee will be paid to MHA.

(b) Continuing service fees shall be computed as of the last day of each month (including Units redeemed as of the end of such month); provided, however, you must be registered with the Commodity Futures Trading Commission (the "CFTC") as a "futures commission merchant" or "introducing broker" and you and the associated person who made the sale must be a member in good standing of the NFA in such capacity or your firm and the registered representative must be otherwise qualified to receive continuing compensation on the date such payment is paid for the provision of investor contact and relationship (the "Ongoing Services") with the Members. Ongoing Services shall include, but not limited to: (i) inquiring of the Issuer from time to time, at the request of a Member, the Net Asset Value per Unit; (ii) inquiring of the Issuer, from time to time, at the request of a Member, the commodities markets and the performance of the Issuer; (iii) assisting, at the request of the Issuer or the Member, in the redemption of Interests; and
(iv) providing such other services to the Members or the Issuer may, from time to time, reasonably request.

1. Ongoing compensation is contingent upon the provision by you, from time to time, of one or more Registered Representatives who have passed either the Series 3 National Commodity Futures Examination and registration as an associated person with your firm or the Series 31 Futures Managed Funds Examination and also registered with your firm and actual provision by your firm and such person of the Ongoing Services to the Members for the Units sold by your firm.

2. You agree to adopt procedures to supervise and monitor the adequacy of the Ongoing Services provided by Registered Representatives/Associated Persons.

3. In the event the person who sold the Units is not qualified and you do not have any other persons qualified to provide the Ongoing Services, the Issuer will pay your installment compensation at the same rate as in the case of ongoing compensation, but limited in amount, pursuant to the maximum fees payable to such unqualified Registered Representative pursuant to all applicable NASD rules including, but not limited to, your and the Issuer's determination that such installment compensation is in full compliance with Rule 2810 of the NASD Conduct Rules for a Direct Participation Program and Appendix F of the NASD Rules of Fair Practice on aggregate compensation which may be received by you and such Registered Representative; provided, however, that no payment is claimed or paid to a Registered Representative who is no longer with your firm. You agree to adopt procedures to monitor the payment of installment compensation in order to ensure that such compensation does not exceed those permitted by NASD rules.

4.      Payment of ongoing compensation to you will be made within twenty
(20) days from the end of each month.

(c) If any of your registered representatives shall transfer employment from you to another CFTC/NFA registered firm, and the Issuer also becomes a client or grants a Selling Agreement to the transferee firm, you agree, notwithstanding any contract of employment between you and the representative to the contrary, to the Issuer making all payments of the continuing compensation after receipt of notice of the transfer to the transferee firm for the benefit of the transferred registered representative for all Units in the Issuer previously sold by that registered representative without any claim to such payments by you against the Issuer, transferee firm, or the representative.

SECTION 5.  Conduct of Sale.
The Issuer, through is Corporate Managing Member, shall have the sole right and authority to amend the terms of the sale of Units at anytime. The right of MHA in regard to any such change is to limited to withdrawal as a Principal Selling Agent and no other rights shall accrue to MHA as a result of any such change. Such withdrawal will not terminate or otherwise effect the obligation of the Issuer to pay continuing service fees for Units sold and retained by Members MHA placed in the Issuer during the term such Units are held by such investors and the registered representative remains with MHA.
SECTION 6.  Right to Select Additional Selling Agents.
You are hereby granted the right to solicit and recruit other NASD member broker/dealers to sell Units upon terms you negotiate with those broker/dealers. The Issuer may refuse to grant or terminate any additional broker dealer selling agreement, with or without, cause at any time.
SECTION 7.  Indemnification.
(a) The Issuer will indemnify and hold harmless and upon demand, defend claims, you and each Director, Officer and other persons, if any, who controls you, from and against any losses, claims, damages or liabilities, joint or several, to which you, them, or such controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or in information furnished pursuant to Section 7(b) hereof, (ii) the omission or alleged omission from the Prospectus or from information furnished pursuant to Section 7(b) hereof of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) violations by the Issuer of its representations, warranties and agreements contained in this Agreement; provided, however, that: (a) if the foregoing indemnity relates to any untrue statement or omission made in the Prospectus but is eliminated or remedied in an amendment thereof or supplement thereto, such indemnity shall not inure to the benefit of any person from whom the person asserting any such loss, claim, damage or liability purchased the Units after delivery to them of such amendment, (or to the benefit of any person who controls any such person), or (b) the Issuer or anyone acting on its behalf, shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Prospectus, in any other offering documentation or in any state Blue Sky application prepared on behalf of the Issuer or such amendment or supplement in reliance upon and in conformity with written information furnished to the Issuer by you or any Additional Selling Agent specifically for use in the preparation thereof. This indemnification includes the obligation upon the Issuer to advance such reasonable retainer for any legal or other expenses reasonably expected to be incurred by you, any Additional Selling Agent, or such Director, Officer, controlling person in connection with investigating, defending or preparing to defend any such loss, claim, damage, liability or action. This indemnity agreement is in addition to any liability that the Issuer may otherwise have to you, any Additional Selling Agent, or any other indemnified person pursuant to the applicable securities and other laws.

(b) You will indemnify and hold harmless the Issuer, its Members, Affiliates, attorneys, and agents and the Corporate Managing Member and its directors and officers from and against any losses, claims, damages or liabilities, joint or several, to which they may become subject, under the 33Act, the CEAct, the various state Blue Sky Laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any violation which has resulted, directly or indirectly, from (i) the making of an Offer pr Sale by you or anyone acting on your behalf, of any interests or securities of the Issuer, in a jurisdiction which has not been approved by the Issuer or by a person not registered to sell securities in any jurisdiction; (ii) any untrue statement or alleged untrue statement or omission or alleged omission of a material fact in or from the Prospectus, in any other offering documentation or in any state Blue Sky application prepared on behalf of the Issuer in reliance upon and in conformity with written information furnished to the Issuer or the Corporate Managing Member by you specifically for use in the preparation thereof or (iii) a breach by you of any of your representations, warranties, covenants or agreements contained in this Agreement or your Consent to provided for use in connection with the Form S-1.

(c) Within seven days after receipt by an indemnified party under subsections (a) or (b) above of notice of the commencement of any action for which indemnification hereunder exists, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified parties for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.
SECTION 8. Representations, Warranties, and Agreements to Survive Delivery. All representations, warranties and agreements contained herein, including
Section 8 hereof, or contained in certificates submitted in regard to the Form S-1 or pursuant to this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of you or the Issuer or any person on behalf of either of them, and shall survive the initial and all subsequent Closings.
SECTION 9.  Notices.
All communications under this Agreement shall be in writing and shall be sent by facsimile, delivered, or telegraphed and confirmed, in writing, by first class mail, postage prepaid, certified, return receipt requested, to the address for the other party on the first page, as changed, from time to time, by authorized written notice.
SECTION 10.  Termination.
1. You shall have the right to terminate this Agreement, except for the indemnification provisions contained herein, by giving notice, as specified herein, at any time, if:

(a) The Issuer shall have failed, refused, or been unable to perform any of its obligations hereunder;

(b) Any other conditions of your obligations hereunder which are required to be fulfilled by the Issuer that are not fulfilled; or

(c) There has occurred an event materially and adversely affecting the value of the Units.

If you elect to terminate this Agreement as provided herein, you shall promptly notify the Issuer by telephone, telecopier or telegram, and shall confirm the termination by letter within ten (10) days after any verbal notification.

2. The Issuer shall have the right to terminate this agreement without notice at anytime should you breach any term of this Agreement including, but not limited to, failure to properly present the offering as described in the Prospectus.

3. Either party may terminate this Agreement, at any time, with or without cause, upon twenty (20) days notice to the other.

4. In the event of termination for any reason other than a breach of this Agreement, payment of all continuing service fees earned, including for those sales held in escrow and pending acceptance by the Managing Member, will be paid upon completion of the sale and maintenance of the investment in the Issuer subject to Section 4 above. In the event you breach any provision of this Agreement, upon termination, you will receive no further payments under this Agreement.

SECTION 11. Default.

Upon the default of any provision by either party to this agreement, the non-defaulting party shall be entitled to all remedies available at law and in equity including, but not limited to, payment of their attorney fees and costs attendant to the enforcement or defense of any action.

SECTION 12.  Arbitration.

Any dispute or controversy of any kind or nature, relating to this Agreement or the breach or performance thereof, that shall arise between the parties hereto, shall be settled and determined by binding arbitration in the State of Massachusetts by a single arbitrator selected by the rules and pursuant to the provisions of the American Arbitration Association and not the NASD or the NFA. All legal fees and costs of arbitration shall be borne as provided in this Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitrator shall be entitled to compel specific performance and/or injunctive relief by the parties of their duties and obligations under this Agreement.

SECTION 13. Independent Contractors.

All parties are independent contractors in regard to the tasks assumed by them. None has the authority to bind any other party to this agreement to any contract or any other responsibility. How the Issuer, the Corporate Managing Member, and MHA conduct their business is entirely within that person's sole control and each looks to the other for results only without any duty to supervise the activities of any other party to this Agreement.

SECTION 14.  No Assignment.

This Agreement is for personal services that require licenses and a high degree of skill that cannot be delegated or assigned by any party to this Agreement without the prior written consent or waiver of all other parties to this Agreement.

SECTION 15.  Unenforceable Provisions.

If any portion of this Agreement shall be determined to be void or unenforceable, the balance thereof shall remain in full effect.

SECTION 16.  Interpretation.

Any words used herein shall be interpreted as singular or plural, and any pronouns used herein shall be interpreted as masculine, feminine or neuter as the context so requires.

SECTION 17.  Construction.

This Agreement shall be construed according to the laws of the Commonwealth of Massachusetts, regardless of where it is signed.

SECTION 18.  Descriptive Headings.

The descriptive paragraph headings contained herein are for convenience only and are not intended to include or conclusively define all the subject matter in the paragraphs accompanying such headings and, accordingly, which headings should not be resorted to for interpretation of this Agreement.

SECTION 19.  Amendments and Supplements.

This Agreement can be amended, modified or supplemented only by a written instrument signed by the parties hereto. Any purported oral amendment, modification or supplement shall be void.

SECTION 20.  Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto, supersedes all prior written and verbal agreements and none of the parties shall be bound by any promises, representations or agreements except as are herein expressly set forth in this Agreement or subsequent written agreement signed by both parties.

SECTION 21.  Definitions.

As used in this Agreement, the following words have the indicated meanings:

Closing means the completion of the Offering as to the sale of the Minimum or any subsequent sales of Units, whether prior to, or at the end of, the Offering Period or any extension thereof.

Offer means an offer, offer for sale, a solicitation of an offer to subscribe for or buy, or a sale.

Offering Periods means the periods commencing on the effective date of the Prospectus or any subsequent amendments and ending by the Issuer as provided in the Registration Statement.

Purchase Price means the price at which the Units are offered for sale, which shall be $1,000 per Unit prior to the break of Escrow, and the Net Asset Value at the end of each month after the break of Escrow. There are no sales commissions paid on the sale of Units.

If the foregoing is acceptable to you, please sign and return three (3) copies of this Agreement to counsel for the Issuer. Upon receipt, the Issuer will sign and return a copy to you and deposit a copy with securities counsel to be filed with the Form S-1 to be filed with the SEC.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ISSUER:                                    PRINCIPAL SELLING AGENT:
Prestiga Fund, LLC                         MHA Financial Corp
By: Prestiga Capital Management, Inc.
    Corporate Managing Member

By: _________________________________      By: ___________________________
    Steve Worth, President                     C. William Hoilman, President

EXHIBIT A TO PRESTIGA - MHA AGREEMENT

NAME OF                         TOTAL EST AMT            STATE        AMT
REGISTERED REP                  TO BE SOLD

________________________      $ _______________         _______   $_________



Additional names subject to the approval of the Issuer and MHA